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|FORM 4|
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[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Kanders                            Warren                B.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Kanders & Company, Inc.
Two Soundview Drive

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                                    (Street)

  Greenwich                            CT                06830
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Clarus Corporation (CLRS)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     12/23/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Executive Chairman
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                       2A.                       Securities Acquired (A) or      Beneficially   ship
                            2.         Deemed       3.           Disposed of (D)                 Owned          Form:     7.
                            Trans-     Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            action     Date, ifn    Code         ------------------------------- Reported       (D) or    Indirect
1.                          Date       any          (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           (Month/    (Month/      ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  Day/Year)  Day/Year)     Code     V      Amount      (D)    Price    4)             (Instr.4) (Instr.4)
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

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

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-   ion      action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      action   Date if  Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  Date     any      (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

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Stock        $5.35  12/23/02             A      200,000       (1)     12/23/12  Common    200,000         200,000      D
Options                                                                          Stock
(Right
to Buy)
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Stock        $7.50  12/23/02             A      400,000       (2)     12/23/12  Common    400,000         400,000      D
Options                                                                          Stock
(Right
to Buy)
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Stock       $10.00  12/23/02             A      400,000       (3)     12/23/12  Common    400,000         400,000      D
Options                                                                          Stock
(Right
to Buy)
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

(1) Options to purchase 40,000 shares become exercisable on each of December 23, 2003, December 23, 2004, December 23, 2005, December 23, 2006, and
     December 23, 2007.

(2) Options to purchase 80,000 shares become exercisable on each of December 23, 2003, December 23, 2004, December 23, 2005, December 23, 2006, and
     December 23, 2007.

(3) Options to purchase 80,000 shares become exercisable on each of December 23, 2003, December 23, 2004, December 23, 2005, December 23, 2006, and
     December 23, 2007.

          /s/ Warren B. Kanders                             December 23, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*    If the Form is filed by more than one reporting person, See Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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